EXHIBIT 12

                    Calculation of Earnings to Fixed Charges


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
                                                                                 Three months ended
                                             Year ended September 30,               December 31,
                                  ---------------------------------------------  ------------------
                                    1997     1998     1999     2000     2001       2000      2001
                                    ----     ----     ----     ----     ----       ----      ----
Total interest                     2,414    2,743    3,667    6,297    5,064      1,590       681
Amortization of financing cost       158      278      354    1,113    1,268        333       170
                                   --------------------------------------------  ------------------

        Fixed charges              2,572    3,021    4,021    7,410    6,332      1,923       851
                                   --------------------------------------------  ------------------

Pretax income                       (684) (10,436)  (8,398)  (6,155)   1,419       (893)    1,085
        Add fixed charges          2,572    3,021    4,021    7,410    6,332      1,923       851
                                   --------------------------------------------  ------------------

        Adjusted earnings          1,888   (7,415)  (4,377)   1,255    7,751      1,030     1,936
                                   --------------------------------------------  ------------------

Earnings to fixed charges ratio      73%    -245%    -109%      17%     122%         54%      227%
                                   ============================================  ==================

Surplus/(Deficiency)                (684) (10,436)  (8,398)  (6,155)   1,419      1,030     1,936
                                   ============================================  ==================

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